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                                                                   Exhibit 8.2


May 8, 1998

Boards of Directors
CFS Bancorp, Inc.
Citizens Financial Services, FSB
707 Ridge Road
Munster, Indiana  46321

          Illinois Corporation Income Tax and Indiana Financial Institutions Tax

Ladies and Gentlemen:

You have requested our opinion regarding the Illinois corporation income tax consequences and the Indiana financial institutions tax consequences of the proposed conversion (the "Conversion") of Citizens Financial Services, FSB, a federally chartered mutual savings bank, (the "Bank") to a stock form of organization (the "Converted Bank"), and the issuance of common stock of the Converted Bank to CFS Bancorp, Inc., a Delaware corporation (the "Company") as well as the Merger and the Bank Merger (as defined below and collectively referred to as the "Mergers") following the Conversion.

In rendering our opinion, we have relied upon, in its entirety, the May 8, 1998 opinion letter prepared and issued on your behalf by Elias, Matz, Tiernan & Herrick LLP (the "Federal Opinion"). By relying upon the Federal Opinion in its entirety, we have incorporated by reference all of the Facts, Representations (including the reference to the Representation Letter dated May 8, 1998), assumptions, analysis and opinions contained therein. We have made no independent determinations concerning any aspect of the Federal Opinion. Therefore, any changes to the Facts, Representations, assumptions, analysis and opinions contained in the Federal Opinion may impact our conclusions as stated below. A copy of the Federal Opinion is attached hereto for reference.

DESCRIPTION OF THE TRANSACTIONS:

The description of the transaction in the following paragraphs was obtained from the Federal Opinion.

The Company expects to receive approval from the Office of Thrift Supervision ("OTS") to become a savings and loan holding company and to acquire all of the capital stock of the Converted Bank to be issued in the Conversion. The Company shall purchase all of the capital stock of the Bank with a portion of the net proceeds from the Conversion.

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                                                                     May 8, 1998




On December 29, 1997, the Board of Directors of the Bank unanimously adopted a Plan of Conversion, which plan was amended on March 16, 1998 (the "Plan of Conversion"). Pursuant to the Plan of Conversion, the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. It is currently intended that all of the capital stock of the Converted Bank will be held by the Company. Pursuant to the Plan of Conversion, nontransferable rights to subscribe for shares of Common Stock have been granted, in order of priority, to: (i) depositors of the Bank with account balances of $50 or more as of the close of business on January 31, 1996 ("Eligible Account Holders"), (ii) the Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank with account balances of $50 or more as of the close of business on March 31, 1998 ("Supplemental Eligible Account Holders"), (iv) depositors and certain borrowers of the Bank as of the close of business on a to-be established record date ("Other Members"), and (v) officers, directors and employees of the Bank, subject to the limitations described therein (the "Subscription Offering"). In the event that there are any shares which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares for sale in a community offering (the "Community Offering"). If necessary, any Conversion shares not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public on a best efforts basis by a selling group of broker-dealers managed in a syndicated community offering (the "Syndicated Community Offering").

Also on December 29, 1997, the Bank entered into an Agreement and Plan of Merger (the "Merger Agreement") with SuburbFed Financial Corp., a Delaware corporation ("SFC"), pursuant to which SFC will be merged with and into the Company (the "Merger"). Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each share of SFC common stock, par value $0.01 per share (the "SFC Common Stock"), will be converted into the right to receive shares of Company Common Stock with a value of $36. It is anticipated that, based on the number of outstanding shares of SFC Common Stock as of December 31, 1997, the Merger will result in an aggregate of 4,556,451 shares of Company Common Stock being issued in exchange for shares of SFC Common Stock and, in the event all previously granted options to acquire SFC Common Stock were exercised, up to 5,507,424 shares of Company Common Stock could be issued in exchange for SFC Common Stock. The Merger is expected to occur simultaneously with, or immediately after, the Conversion of the Bank. Immediately following the Merger, the wholly owned financial institution subsidiary of SFC, Suburban Federal Savings, a Federal Savings Bank ("Suburban Federal") will be merged with and into the Bank (the "Bank Merger").

Substantially concurrent with the consummation of the Conversion, the Company will donate 300,000 shares of Common Stock to a private foundation (the "Foundation"). The Foundation will be established under Delaware corporation law, and it is anticipated that the Foundation will qualify as an organization described in Section 501(c)(3) of the Internal Revenue Code ("IRC"), and will be a private foundation as described in Section 509 of the IRC.

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                                                                     May 8, 1998




Each deposit account in the Bank at the time of the consummation of the Conversion shall become, without any action by the account holder, a deposit account in the Converted Bank equivalent in withdrawable amount, and subject to the same terms and conditions (except as to voting and liquidation rights), as the deposit account in the Bank immediately prior to the Conversion. At the time of Conversion, the Bank will create a "liquidation account" for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to its net worth as reported in the latest financial statement reflected in the final prospectus used for the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder, if they were to continue to maintain their deposit accounts at the Bank, would be entitled to receive a liquidation distribution in the amount of the balance of his or her subaccount in the liquidation account before any distribution may be made with respect to the capital stock of the Bank.

ASSUMPTIONS

It is provided that, based upon the conclusions presented in the Federal
Opinion:

 1. The proposed conversion of the Bank from a mutual savings bank to a stock savings bank qualifies as a tax-free transaction for federal income tax purposes pursuant to Section 368(a)(1)(F) of the IRC. Neither the Bank nor the Converted Bank shall recognize gain or loss as a result of the Conversion pursuant to Section 361 of the IRC and Rev. Rul. 80-105.

 2. No gain or loss will be recognized by the Bank or the Company upon the purchase of the Bank's capital stock by the company.

 3. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in the Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the Bank in its mutual form.

 4. The tax basis of the depositors' deposit account in the Bank immediately after the Conversion will be the same as the basis of their deposit accounts immediately prior to the Conversion.

 5. The tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero.

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                                                                     May 8, 1998





 6. be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

 7. The Eligible Account Holders and Supplemental Eligible Account Holders will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the Conversion, interests in the liquidation account and non-transferable subscription rights to purchase Company Common Stock in exchange for their savings accounts and proprietary interests in the Bank, but only to the extent of the value, if any, of the subscription rights.

 8. The proposed mergers of SFC into the Company and Suburban Federal into the Bank qualify as tax-free transactions for federal income tax purposes pursuant to Section 368(a)(1)(A) of the IRC. Neither the Company nor SFC shall recognize gain or loss as a result of the Merger and neither the Bank nor Suburban Federal shall recognize gain or loss as a result of the Bank Merger pursuant to Section 361 of the IRC.

It is also assumed that, based upon the Illinois corporation income and replacement tax returns and Indiana financial institutions tax returns filed by SFC and Bank:

 1. SuburbFed Financial Corp. and subsidiaries constitute a single unitary business group which is allowed to file a single Illinois combined corporation income tax return and a single Indiana combined financial institution tax return.

 2. Immediately after the Conversion, Company and subsidiaries will constitute a single unitary business group which is allowed to file a single Illinois combined corporation income tax return and a single Indiana combined financial institution tax return.

ILLINOIS INCOME TAX CONSEQUENCES:

For purposes of Chapter 35 of the Illinois Compiled Statutes, Section 201(a) of the Illinois Income Tax Act ("IITA") imposes, annually, a tax measured by net income on every individual, corporation, trust and estate for each taxable year ending after July 31, 1969 on the privilege of earning or receiving income in or as a resident of Illinois. Additionally, Section 201(c) of the IITA imposes, annually, in addition to such income tax, a Personal Property Tax Replacement Income Tax measured by net income on every corporation (including Subchapter S corporations), partnership and trust, for each taxable year ending after June 30, 1979, on the privilege of earning or receiving income in or as a resident of Illinois.


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                                                                     May 8, 1998





Section 201(b) of the IITA provides that the income tax, in the case of a corporation, for taxable years beginning after June 30, 1989, is an amount equal to 4.8% of the taxpayer's net income for the taxable year. Section 201(c) of the IITA provides that the personal property tax replacement income tax, in the case of a corporation, other than a Subchapter S corporation, shall be an additional amount equal to 2.5% of such taxpayer's net income for the taxable year, for taxable years beginning on January 1, 1981, and thereafter.

For Illinois income tax purposes, it is important to note that Illinois law is closely tied to or "piggybacks" federal law, unless specifically provided otherwise. In enacting the IITA the drafters felt that a tax based upon the provisions of the Code would greatly facilitate the administration and comprehension of the IITA "by providing an instant and highly developed body of law for characterization of the items to be taken into account in the computation of the tax base" (see Official Commentary on the IITA). As a result, the definitions and calculations under the IITA are closely tied to those under the Code. In this regard, the Illinois tax base begins with certain amounts which are required in the preparation of the taxpayer's federal income tax return, and then provides for specific additions, subtractions, exemptions, and allocations deemed necessary or appropriate in order to arrive at a properly taxable amount (see Official Commentary on the Illinois Income Tax Act).

The above treatment is also evidenced in IITA Section 102 which provides:

         "Except as otherwise expressly provided or clearly appearing from the context, any term used in this Act shall have the same meaning as when used in a comparable context in the United States Code of 1954 or any successor law or laws, relating to federal income taxes and other provisions of the statutes or the United States relating to federal income taxes such as Code, laws, and statutes are in effect for the taxable year."

IITA Section 202 defines a taxpayer's "net income" to be that portion of the taxpayer's "base income" attributed to Illinois through formulary apportionment. "Base income" for a corporation is its "taxable income" subject to specific modifications (see IITA Section 203(b)). The IITA defines a corporation's "taxable income" to be "taxable income properly reportable for federal income tax purposes for the taxable year under the provisions of the Code" (see IITA
Section 203(e)(1)). Thus, a corporation's Illinois taxable income is its federal taxable income as modified by the IITA which is attributed to Illinois. Further, this treatment is also consistent with that provided by the Illinois Corporation Income and Replacement Tax Return (Form IL-1120) and related instructions, which have the authority of regulations pursuant to IITA Section 1501(a)(19).



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                                                                     May 8, 1998





APPLICATION OF SECTIONS 361 AND 368(A)(1)(F), AND REV. RUL. 80-105

Pursuant to Section 368(a)(1)(F), a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization which is generally nontaxable to the corporation and its shareholders for federal income tax purposes. Moreover, Rev. Rul. 80-105 concluded that the conversion of a federal mutual savings and loan association to a state stock savings and loan association qualified as a mere change in the identity, form or place of organization within the meaning of Section 368(a)(1)(F). Of the modifications specified under IITA Section 203(b), none requires the recognition of any gain or loss otherwise not recognized for federal income tax purposes pursuant to Code sections 361 or 368(a)(1)(F), or Rev. Rul. 80-105. Consequently, because no gain or loss should be recognized for federal income tax purposes upon the conversion of a federally chartered mutual savings bank to a federally chartered stock savings bank which qualifies as a mere change in the identity, form or place of organization within the meaning of Section 368(a)(1)(F), no gain or loss should be recognized for Illinois corporation income tax purposes. Further, the Illinois Department of Revenue issued letter ruling PLR IT-86-0524 confirming this treatment which is consistent with the above-discussed intent of the IITA to closely conform to the federal income tax treatment.

APPLICATION OF SECTIONS 361 AND 368(A)(1)(A)

Pursuant to Section 368(a)(1)(A), a "statutory merger or consolidation" is a reorganization which is generally nontaxable to the corporation and its shareholders for federal income tax purposes. Section 1.368-2(b)(1)of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. Furthermore, Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, the "business purpose test," which requires a proposed merger to have a bona fide business purpose, and the "continuity of business enterprise test," which requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business, must be satisfied. Of the modifications specified under IITA Section 203(b), none requires the recognition of any gain or loss otherwise not recognized for federal income tax purposes pursuant to Code sections 361 or 368(a)(1)(A).

Consequently, because no gain or loss should be recognized for federal income tax purposes upon the merger of SFC into the Company and the merger of Suburban Federal into the Bank, both of which qualify as a statutory merger or consolidation within the meaning of Section 368(a)(1)(A), no gain or loss should be recognized for Illinois purposes. Further, this treatment is consistent with the above-discussed intent of the IITA to closely conform to the federal income tax treatment.


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                                                                     May 8, 1998




SCOPE OF OPINION:

The scope of this Illinois opinion is expressly limited to the Illinois corporation income tax consequences of the transactions in connection with the facts and based upon the representations and assumptions stated above. Specifically, but without limitations, our opinion has not been requested and none is provided, with respect to any other party involved in the transactions and with respect to any foreign, state, or local consequence other than the above specified Illinois tax.

Our opinion, as stated above, is based upon our research and analysis of the Illinois corporation income tax law and applicable regulations and the opinion of counsel as to the federal income tax consequences, all as of the date of issuance of this opinion. The foregoing are subject to change, and such change may be retroactively effective. If so, our views as set forth above may be affected and may not be relied upon. We have assumed no responsibility to update this opinion as a result of any such change in law or rulings. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the Illinois Department of Revenue will agree with the above analysis.

INDIANA FINANCIAL INSTITUTIONS TAX CONSEQUENCES:

The financial institutions tax was enacted by P.L. 347, Laws 1989, First Special Session, and took effect January 1, 1990, applicable to taxable years beginning after December 31, 1989. The financial institutions tax replaced the Indiana intangibles tax, which was repealed by P.L. 80, Laws 1989, effective retroactively to November 10, 1988, because the intangibles tax was declared unconstitutional by the Indiana Superior Court, Marion County, on November 10, 1988.

For purposes of the Indiana Code, Section 6-5.5-2-1 of the Indiana Financial Institutions Tax ("FIT") imposes, annually, a franchise tax measured by a taxpayer's adjusted gross income for the privilege of exercising their franchise or transacting the business of a financial institution in Indiana.

Section 6-5.5-2-1 of the FIT provides that the financial institutions tax is an amount equal to 8.5% of the taxpayer's adjusted gross income or apportioned income for the taxable year.

For Indiana financial institutions tax purposes, it is important to note that Indiana law is closely tied to or "piggybacks" federal law, unless specifically provided otherwise. In this regard, the FIT law follows the same methodology as the Adjusted Gross Income Tax law in that the Indiana tax base begins with certain amounts which are required in the preparation of the taxpayer's


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                                                                         Page  8
                                                                     May 8, 1998



federal income tax return, and then provides for specific additions, subtractions, exemptions, and allocations deemed necessary or appropriate in order to arrive at a properly taxable amount. As a result, the definitions and calculations under the FIT are closely tied to those under the IRC.

The above treatment is also evidenced in FIT Section 6-5.5-1-11 which references
Section 6-3-1-11 of the Adjusted Gross Income Tax law which provides as follows:

"Whenever the Internal Revenue Code is mentioned in this article, the particular provisions that are referred to, together with all the other provisions of the Internal Revenue Code in effect on January 1, 1997, that pertain to the provisions specifically mentioned shall be regarded as incorporated in this article by reference and have the same force and effect as though fully set forth in this article. To the extent the provisions apply to this article, regulations adopted under Section 7805(a) of the Internal Revenue Code and in effect on January 1, 1997, shall be regarded as rules adopted by the department under this article, unless the department adopts specific rules that supersede the regulation."

FIT Section 6-5.5-2-3 defines a taxpayer's "apportioned income" to be that portion of the taxpayer's "adjusted gross income" attributed to Indiana through formulary apportionment. The "adjusted gross income" for a corporation is its "taxable income as defined in Section 63 of the Internal Revenue Code" subject to specific modifications (see FIT Section 6-5.5-1-2). Thus, a financial institution's Indiana taxable income will be its federal taxable income as modified by the FIT. Further, this treatment is also consistent with that provided by the Indiana Financial Institutions Tax Return (Form FIT-20) and related instructions.

APPLICATION OF SECTIONS 361 AND 368(A)(1)(F), AND REV. RUL. 80-105

Pursuant to Section 368(a)(1)(F), a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization which is generally nontaxable to the corporation and its shareholders for federal income tax purposes. Moreover, Rev. Rul. 80-105 concluded that the conversion of a federal mutual savings and loan association to a state stock savings and loan association qualified as a mere change in the identity, form or place of organization within the meaning of Section 368(a)(1)(F). Of the modifications specified under IC Section 6-5.5-1-2, none requires the recognition of any gain or loss otherwise not recognized for federal income tax purposes pursuant to Code sections 361 or 368(a)(1)(F), or Rev. Rul. 80-105. Consequently, because no gain or loss should be recognized for federal income tax purposes upon the conversion of a federally chartered mutual savings bank to a federally chartered stock savings bank which qualifies as a mere change in the identity, form or place of organization within the meaning of Section 368(a)(1)(F), no gain or loss should be recognized for Indiana financial institutions tax purposes. Further, the Indiana Department of Revenue confirmed this treatment applies to the Gross Income Tax and Adjusted Gross Income Tax in Revenue Ruling DRG 86-5, DRAC 86-3 which is also consistent with the above-discussed intent


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                                                                         Page  9
                                                                     May 8, 1998


of the FIT to closely conform to the federal income tax treatment and draws upon the Adjusted Gross Income Tax definition of "adjusted gross income."

APPLICATION OF SECTIONS 361 AND 368(A)(1)(A)

Pursuant to Section 368(a)(1)(A), a "statutory merger or consolidation" is a reorganization which is generally nontaxable to the corporation and its shareholders for federal income tax purposes. Section 1.368-2(b)(1)of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state. Furthermore, Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, the "business purpose test," which requires a proposed merger to have a bona fide business purpose, and the "continuity of business enterprise test," which requires an acquiring corporation either to continue an acquired corporation's historic business or use a significant portion of its historic assets in a business, must be satisfied. Of the modifications specified under IC Section 6-5.5-1-2, none requires the recognition of any gain or loss otherwise not recognized for federal income tax purposes pursuant to Code sections 361 or 368(a)(1)(A).

Consequently, because no gain or loss should be recognized for federal income tax purposes upon the merger of SFC into the Company and the merger of Suburban Federal into the Bank, both of which qualify as a statutory merger or consolidation within the meaning of Section 368(a)(1)(A), no gain or loss should be recognized for Indiana purposes. Further, the Indiana Department of Revenue confirmed this treatment applies to the Gross Income Tax and Adjusted Gross Income Tax in Revenue Ruling DRG 86-5, DRAC 86-3 which is also consistent with the above-discussed intent of the FIT to closely conform to the federal income tax treatment and draws upon the Adjusted Gross Income Tax definition of "adjusted gross income."

SCOPE OF OPINION:

The scope of this Indiana opinion is expressly limited to the Indiana financial institutions tax consequences of the transactions in connection with the facts and based upon the representations and assumptions stated above. Specifically, but without limitations, our opinion has not been requested and none is provided, with respect to any other party involved in the transactions and with respect to any foreign, state, or local consequence other than the above specified Indiana tax.

Our opinion, as stated above, is based upon our research and analysis of the Indiana financial institution tax law and applicable regulations and the opinion of counsel as to the federal income tax consequences, all as of the date of issuance of this opinion. The foregoing are subject to change, and such change may be retroactively effective. If so, our views as set forth above may be affected and may not be relied upon. We have assumed no responsibility to update this

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                                                                         Page 10
                                                                     May 8, 1998



opinion as a result of any such change in law or rulings. Further, any variation or differences in the facts or representations recited herein, for any reason, might affect our conclusions, perhaps in an adverse manner, and make them inapplicable.

This letter represents our views as to the interpretation of existing law and, accordingly, no assurance can be given that the Indiana Department of Revenue will agree with the above analysis.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Application for Conversion.

                                    * * * * *

If you have any questions regarding this opinion, please call Gregory Metz at
(312) 879-2850 or Stephen Ryan at (312) 879-2405.


                                        Very truly yours,

                                        /s/ Ernst & Young LLP



Copy to:      Gregory Metz
              Stephen Ryan